Exhibit 99.1

EXECUTIVE OFFICERS OF WHITEBOX ADVISORS, LLC

The name, business address, present principal employment and citizenship of each executive officer of Whitebox Advisors, LLC is set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Andrew Redleaf	3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416	Chief Executive Officer Whitebox Advisors, LLC	USA
Jonathan Wood	3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416	Chief Operating Officer and Chief Financial Officer Whitebox Advisors, LLC	USA
Mark Strefling	3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416	Chief Legal Officer Whitebox Advisors, LLC	USA